Exhibit 4.7

FOURTH NOTE MODIFICATION AGREEMENT

This Fourth Note Modification Agreement is made effective as of December 5, 2016, by and between Meriwether Mezzanine Partners, L.P., a Delaware limited partnership (“Lender”) and Summit Semiconductor LLC, a Delaware limited liability company (“Borrower”), and modifies and amends certain terms of Borrower’s indebtedness to Lender evidenced by a promissory note in favor of Lender dated January 5, 2015 in the original principal amount of $500,000.00, as amended by the (i) Note Modification Agreement between Borrower and Lender dated effective June 30, 2015, (ii) Second Note Modification Agreement between Borrower and Lender dated July 23, 2015, and (iii) Third Note Modification and Loan and Security Agreement Modification Agreement between Borrower and Lender dated effective as of February 8, 2016 (collectively, the “Note”), which is secured in part by a Loan and Security Agreement dated as of dated January 5, 2015, as amended by the Third Note Modification and Loan and Security Agreement Modification Agreement between Borrower and Lender dated effective as of February 8, 2016, and a UCC-1 Financing Statement filed with the Delaware Secretary of State on January 8, 2015 as Filing No. 2015-0085851 (collectively, the “Security Documents”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

1.       Reaffirmation. Borrower hereby reaffirms all of its obligations to Lender under the Note and the Security Documents, and acknowledges and agrees that it owes the sums provided for thereunder, including without limitation principal and accrued interest thereon, as of December 5, 2016, in the amount of $289,085.14.

2.       Payment. As an express condition precedent to the effectiveness of the modifications of the Note set forth in Section 4 below, Borrower shall, contemporaneously with Borrower’s execution and delivery of this Agreement, make a payment to Lender in the amount of $37,500.00 (the “First Payment”), which First Payment shall be applied to the outstanding balance of the Note as determined by Lender in its sole discretion.

3.       Legal Fees. As an express condition precedent to the effectiveness of the modifications of the Note set forth in Section 4 below, Borrower shall promptly remit to Lender an amount in respect of Lender’s reasonable legal fees incurred in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $1,500.00 (the “Legal Fees”).

4.       Note Modifications. Effective upon Lender’s receipt of the First Payment and the Legal Fees, the Note is hereby modified and amended as follows:

a.       “Maturity Date” means the date five (5) days following the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of capital stock (or other equity) for the account of Borrower in which such equity will be traded on a recognized major stock exchange (“IPO”).

b.       Section 1 of the Note is hereby amended and restated as follows:

“1. Interest and Payments. Interest shall accrue on a simple interest basis on the outstanding principal balance at a rate of 0.83333% per month, from December 5, 2016 until this Note is paid in full. All payments to be made by Borrower pursuant to the terms of this Note shall be made in U.S. dollars and at such place as Lender hereof may from time to time designate in writing to Borrower as follows:

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(a)       On the closing of a bona fide equity or debt financing (or series of related closings of any such financings) of Borrower the aggregate gross proceeds of which equal or exceed $4,000,000.00 (“Qualified Financing”), Borrower shall promptly (but only, in the event that all or part of the Qualified Financing is a debt financing, following satisfaction of the Second Payment Condition) make a payment to Lender in the amount of $12,500.00 (“Second Payment”), which shall be applied to the outstanding balance of the Note as determined by Lender in its sole discretion. “Second Payment Condition” shall be satisfied upon Lender’s entry into a subordination agreement with the lender or lenders participating in a Qualified Financing that is a debt financing (“Other Lender”) pursuant to which the priority of the lien and security interest arising under the Security Documents shall be subordinated to the lien granted by Borrower in favor of the Other Lender but only to the extent such lien secures the debt incurred in the Qualified Financing, and otherwise on terms and conditions reasonably satisfactory to Lender in accordance with reasonable terms customarily agreed to between lenders in similar circumstances. Lender’s reasonable costs and legal fees incurred in connection with such subordination agreement shall be paid by Borrower contemporaneously with the Second Payment.

(b)       On the Maturity Date, Borrower shall pay to Lender a cash payment in the amount of $95,000.00 (“Third Payment”), which shall be applied to the outstanding balance of the Note as determined by Lender in its sole discretion. After giving effect to the Third Payment, the remaining unpaid principal amount of this Note and all accrued unpaid interest hereon will automatically and without further action by Borrower or Lender convert into the number of shares of the class and series of capital stock (or other equity) of Borrower sold in the IPO as Lender would have received had it purchased such shares at a price per share equal to the average of the highest and the lowest price per share at which such shares were sold on the Maturity Date. Promptly following the payment in full of this Note as provided under this Section 1(b) and receipt of a certificate evidencing the shares provided for hereunder, Lender shall surrender this Note to Borrower for cancellation.”

5.       No Further Changes. Except as herein specifically modified, all of the terms and conditions of the Note, the Security Documents and all documents and agreements related thereto shall remain in full force and effect.

[signatures on following page]

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BORROWER:

SUMMIT SEMICONDUCTOR LLC, a Delaware limited liability company

By:
Brett Moyer, Chief Executive Officer

LENDER:

MERIWETHER MEZZANINE PARTNERS, L.P., a Delaware limited partnership

By: MMP GENERAL PARTNER, LLC, a Delaware limited liability company, its general partner

By:
David Howitt, sole member

	Address:		2001 NW 19th Avenue, #103B
Portland, OR 97209

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